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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Enserch Exploration, Inc. on Form S-2 of our report dated February 10, 1995 (June 21, 1995, as to the second paragraph of Note 1 and Note 9) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Dallas, Texas
June 21, 1995

Enserch Exploration, Inc.:

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enserch Exploration, Inc. and subsidiaries for the period ended March 31, 1995, as indicated in our report dated April 26, 1995 (June 21, 1995 as to the second paragraph of Note 1); because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our report referred to above, is being used in this Registration Statement and included in the Prospectus which is a part of this Registration Statement.

  We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Dallas, Texas
June 21, 1995